Exhibit 99.1

      Assignment of Common Stock Purchase Warrant dated September 28th, 2004 by Textile Investment International S.A. (the "Holder") to Rockbrook Investments SA (the "Assignee")

      WHEREAS, I.C. Isaacs & Company, Inc. (the "Company") issued to the Holder that certain Common Stock Purchase Warrant No. 1 dated September 18, 2002 which entitles the Holder to purchase 300,000 shares of the common stock of the Company at an exercise price of $.75 per share during the period which commenced on said date and which will end on December 31, 2001 (the "Warrant"); and

      WHEREAS, for good and valuable consideration, the receipt whereof is hereby acknowledged by the Holder, the Holder desires to assign the Warrant to the Assignee,

      NOW, THEREFORE, in consideration of the foregoing, the Holder hereby assigns all of its right, title and interest in and with respect to the Warrant to the Assignee.

      IN WITNESS WHEREOF, the Holder has executed this instrument of assignment on the date first above-written.

                                     Textile Investment International S.A.


                                     By: /s/ Rene Faltz
                                         ---------------------------------------
                                         Rene Faltz, director

                                     By: /s/ Tom Felgen
                                         ---------------------------------------
                                         Tom Felgen, director

                              Consent to Assignment

      In accordance with the provisions of paragraph 10 of the Warrant, the undersigned hereby consents to the assignment of the Warrant by the Holder to the Assignee.

Dated: April 13, 2005                I.C. Isaacs & Company, Inc.


                                     By: /s/ Peter J. Rizzo
                                         ---------------------------------------
                                         Peter J. Rizzo, Chief Executive Officer